EXHIBIT k.4

FUND ACCOUNTING SERVICE AGREEMENT between MILLENNIUM INDIA ACQUISITION COMPANY INC. and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1

2.	DUTIES OF GFS	2

3.	FEES AND EXPENSES	4

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	5

5.	REPRESENTATIONS AND WARRANTIES	7

6.	CONFIDENTIALITY	7

7.	PROPRIETARY INFORMATION	8

8.	ADDITIONAL CLASSES	9

9.	ASSIGNMENT	9

10.	EFFECTIVE DATE AND TERMINATION	9

11.	LIAISON WITH ACCOUNTANTS	10

12.	MISCELLANEOUS	10

SCHEDULE A — FEES AND EXPENSES		A-1

SCHEDULE B — EXCHANGE		B-1

SCHEDULE C — FUND COUNSEL		C-1

MILLENNIUM INDIA ACQUISITION COMPANY INC.

FUND ACCOUNTING SERVICE AGREEMENT

AGREEMENT made as of the 3rd day of March 2008 by and between Millennium India Acquisition Company Inc., a Delaware corporation, having its principal office and place of business at 330 East 38th Street, Suite 40H, New York, New York 10016 (the “Fund”), and Gemini Fund Services LLC, a Nebraska limited liability company having its principal office and place of business at the Hauppauge Corporate Center, 450 Wireless Boulevard, Hauppauge, New York 11788  (“GFS”).

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Fund has issued units (consisting of one share of common stock and one warrant), common stock and warrants (each exercisable for one share of common stock); and

WHEREAS, the Fund desires that GFS perform fund accounting services for the Fund and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Fund and GFS hereby agree as follows:

1.           APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)    The Fund hereby appoints GFS to provide accounting services for the Fund as described hereinafter, for the period and on the terms set forth in this Agreement.  GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 of this Agreement.

(b)    In connection therewith, the Fund has delivered to GFS copies of:

(i)	the Fund’s Certificate of Incorporation and By-laws (collectively, as amended from time to time, “Organizational Documents”);

(ii)
 the Fund’s most recent Registration Statement on Form S-1 and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (“Securities Act”) (the “1933 Act Registration Statement”);

(iii)	the Fund’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC; and

(iv)	the Fund’s current Prospectus.

(c)    The Fund shall promptly furnish GFS with all amendments of or supplements to the foregoing, and when filed the shall furnish GFS with the Fund’s Registration Statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the 1940 Act (the “1940 Act Registration Statement”) and the Fund’s Statement of Additional Information, and shall further deliver to GFS a certified copy of the resolution of the Board of Directors of the Fund (the “Board”) appointing GFS as fund accountant and authorizing the execution and delivery of this Agreement.

2.           DUTIES OF GFS

(a)    Fund Accounting Services.  GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section.  GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s most recent 1933 Act Registration Statement and most recent 1940 Act Registration Statement, instructions from the Fund, the Fund’s Certificate of Incorporation, Bylaws, applicable laws and regulations, and resolutions and policies implemented by the Board:

(i)	Timely calculate the net asset value per share with the frequency prescribed in the Fund’s Valuation Procedures, as approved by the Board of Directors;

(ii)	Transmit the Fund’s net asset value to the exchanges listed on Schedule B at such intervals as determined by the Board of Directors and communicate such net asset value to the Fund;

(iii)
Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Fund and in conformance with generally accepted accounting practices (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(“Code”);

(iv)
Prepare and maintain on behalf of the Fund all books and records of the Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’ duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and GFS.  Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

● Cash receipts journal ● Cash disbursements journal ● Dividend record ● Purchase and sales - portfolio securities journals

●  Subscription and redemption journals
●  Security ledgers
●  Broker ledger
●  General ledger
●  Daily expense accruals
●  Daily income accruals
●  Securities and monies borrowed or loaned and collateral therefore
●  Foreign currency journals
●  Trial balances

(v)	Make such adjustments over such periods as the Fund’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

(vi)	Provide the Fund with portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

(vii)	Provide all raw data available from its mutual fund accounting system for the Fund’s or the administrator’s preparation of the following:

1.	Annual and semi-annual financial statements;
2.	Annual and semi-annual form N-SAR;
3.	Annual tax returns;
4.	Financial data necessary to update the 1933 Act Registration Statement and the 1940 Act Registration Statement, if applicable;
5.	Annual proxy statement; and
6.	Such other reports as are required to be filed with the SEC or any Exchange designated on Schedule B.

(viii)
Provide facilities to accommodate annual audit by the Fund’s independent accountants and, upon approval of the Fund, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

(ix)	Transmit to and receive from the Fund’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

(x)	Periodically reconcile all appropriate data with the Fund’s custodian; and

(xi)
Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon sixty (60) days written notice and pursuant to mutually acceptable compensation agreements.

(b)    Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder.  The books and records pertaining to the Fund that are in possession of GFS shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during GFS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by GFS to the Fund or the Fund’s authorized representatives.  In the event the Fund designates a successor that assumes any of GFS’ obligations hereunder, GFS shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

(c)    Inspection of Records.  In case of any requests or demands for the inspection of the records of the Fund maintained by GFS, GFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund or Fund counsel, designated on Schedule C as to such inspection. GFS shall abide by the Fund’s instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions if GFS is advised by counsel to GFS that failure to do so will result in liability to GFS and written notice of such advice is thereafter promptly transmitted to Fund counsel.

3.           FEES AND EXPENSES

(a)    Fees. As compensation for the services provided by GFS to the Fund pursuant to this Agreement, the Fund agrees to pay GFS the fees set forth in Schedule A hereto. Fees will begin to accrue on the latter of the date of this Agreement or the date GFS begins providing services to the Fund.  For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by generally accepted accounting principles and as provided in the Valuation Procedures adopted by Board.  GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month; and GFS’ fee shall not be subject to monthly pro ration.

(b)    Expenses.  GFS will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under subsection (a), the Fund agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in Schedule A and any other expenses incurred by GFS at the request or with the consent of the Fund, confirmed in writing in advance.

(c)    Fee Changes.  The fees, out-of-pocket expenses and advances identified in subsections (a) and (b) above may only be changed subject to prior written approval by the Fund.

(d)    Due Date.  All fees under subsection (a) above shall be billed monthly and are due and payable within five (5) days of receipt of the invoice.  All expenses under subsection (b) above are due and payable within ten (10) days of receipt of the invoice.

4.           STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)    Standard of Care.  GFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.

(b)    Indemnification of GFS.  The Fund shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability attributable to the Fund’s refusal or failure to comply with the terms of this Agreement, or attributable to the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement. GFS shall not be responsible for and shall be entitled to rely upon and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties, and the Fund shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information or for any action reasonably taken or omitted in good faith reliance on such information.

(c)    Indemnification of the Fund.  GFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to GFS’ refusal or failure to comply with the terms of this Agreement, or which arise out of GFS’ lack of good faith, gross negligence or willful misconduct with respect to GFS’ performance under  or in connection with this Agreement.

(d)    Reliance.  Except to the extent that GFS may be liable pursuant to this Section 4, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	advice from the Fund or from counsel to the Fund;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith (pursuant to procedures mutually agreed to by GFS and the Fund) was transmitted by the person or persons authorized by the Board to give such oral instruction;

(iii)
any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed; or

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Fund or other proper party or parties;

and GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

(e)    Errors of Others.  GFS shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by GFS) and errors in information provided by a custodian to the Fund; except or unless any GFS action or inaction by GFS is a direct or proximate cause of the error.

(f)    Reliance on Electronic Instructions. If the Fund has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund

(g)    Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

5.           REPRESENTATIONS AND WARRANTIES

Representations of GFS.  GFS represents and warrants to the Fund that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

Representations of the Fund.  The Fund represents and warrants to GFS that:

(i)	it is a corporation duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is a closed-end management investment company registered under the 1940 Act; and

(v)
a registration statement under the Securities Act of 1933 is currently  effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.           CONFIDENTIALITY

           GFS and the Fund agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)    prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)    provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)    release such other information as approved in writing by the Fund which approval shall not be unreasonably withheld and may not be withheld where GFS, upon reasonable belief or upon the advice of counsel has reasonable belief, may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Fund;

(d)    In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

(e)    Or otherwise permitted or required by law.

7.           PROPRIETARY INFORMATION

(a)    Proprietary Information of GFS. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Fund agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)    Proprietary Information of the Fund. GFS acknowledges that the Shareholder list and all information related to Shareholders furnished to GFS by the Fund or by a Shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Fund’s portfolio, arrangements with brokerage firms, compensation paid to or by the Fund, trading strategies and all such related information (collectively, “Fund Proprietary Information”) constitute proprietary information of substantial value to the Fund. In no event shall GFS Proprietary Information be deemed Fund Proprietary Information or Customer Data. GFS agrees to treat all Fund Proprietary Information and Customer Data as proprietary to the Fund and further agrees that it shall not divulge any Fund Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund or as may be duly requested by regulatory authorities.

(c)    Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9.  The obligations of this Section shall survive any earlier termination of this Agreement.

8.           ADDITIONAL CLASSES

If the Fund establishes one or more classes of Shares after the effectiveness of this Agreement, such classes of Shares, as the case may be, shall become classes under this Agreement. However, either GFS or the Fund may elect in writing not to make any such classes subject to this Agreement.

9.           ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of GFS.  GFS may, subject to no less than 60 days prior written notice to the Fund, subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay those persons for their services, but no such payment shall increase GFS’ compensation from the Fund.

10.         EFFECTIVE DATE AND TERMINATION

(a)    Effective Date.  This Agreement shall become effective on the date first above written.

(b)    Term.  This Agreement shall remain if effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Directors of the Fund.

(c)    Termination.  This Agreement can be terminated upon ninety (90) days prior written notice by either party. Compensation due GFS and unpaid by the Fund upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders, including liaison with the Fund accountants.

(d)    Reimbursement of GFS’ Expenses.  If this Agreement is terminated, GFS shall be entitled to collect from the Fund, in addition to the compensation described under Section 3 hereof, the amount of all of GFS’ reasonable labor charges and cash disbursements for services in connection with GFS’ activities in effecting such termination (“Termination Expenses”), including without limitation, the labor costs and expenses associated with the de-conversion of the Fund records from its computer systems, and the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents, or any copies thereof.  The agreed upon amount for such de-conversion is set forth on Schedule A.  Subsequent to such termination, for a reasonable fee, GFS will provide the Fund with reasonable access to all Fund documents or records, if any, remaining in its possession.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its Shareholders.

(e)    Survival of Certain Obligations.  The obligations of Sections 3, 4, 6, 7, 10 and 11 shall survive any termination of this Agreement.

11.         LIAISON WITH ACCOUNTANTS

           GFS shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules.  GFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

12.         MISCELLANEOUS

(a)    Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)    Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)    Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)    Counterparts.  The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)    Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)    Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)    Arbitration.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(h)    Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)    Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:	To GFS:
Suhel Kanuga	Andrew Rogers
President	President
Millennium India Acquisition Company Inc.	Gemini Fund Services, LLC
30 East 38th Street, Suite 40H	450 Wireless Boulevard
New York, New York 10016	Hauppauge, NY 11788
Phone (212) 681-6763	Phone: (631) 470-2669
skanuga@milcapital.com	Andrewr@geminifund.com

With a copy to: Daniel O. Hirsch, Esq. Ropes & Gray LLP One Metro Center 700 12th Street, NW, Suite 900 Washington, DC 20008 (202) 508-4812 daniel.hirsch@ropesgray.com

(j)    Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

MILLENNIUM INDIA ACQUISITION COMPANY INC. By: Suhel Kanuga, President Date:	GEMINI FUND SERVICES, LLC By: Andrew Rogers, President Date:

FUND ACCOUNTING SERVICE AGREEMENT

Schedule A

FEES AND EXPENSES

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES:

Annual fee of $24,000 per fund portfolio, plus;

2 basis points or 0.02% on net assets of $25 million to $100 million, and
1 basis point or 0.01% on net assets greater than $100 million.

The above fee schedule will remain in place for a period of 3 years from the date of this agreement or any renewal thereof, provided, however, that for the first 12 months from the date of this agreement such fees shall be reduced by 10%.

All special reports and/or analyses requested by the Fund in writing and provided by GFS not in the ordinary course, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff……$150.00/hour
GFS Junior Staff…….$75.00/hour
MIS Staff……………$200.00/hour

A - 1

FUND ACCOUNTING SERVICE AGREEMENT

Schedule A

FEES AND EXPENSES

PRICE QUOTES: The charge for equity and bond price quotes will be as follows:

$.13 Domestic and Canadian Equities
$.13 Options
$.45 Corp/Gov/Agency Bonds
$.90 CMO’s
$.45 International Equities and Bonds
$.75 Municipal Bonds

OUT-OF-POCKET EXPENSES:

1.	The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

2.	There is an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

3.	Pro rata portion of annual SAS 70 review. The expense is pro-rated based on assets.

4.	De-conversion Fees of $5,000.

A - 2

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B

EXCHANGE

The American Stock Exchange

B - 1

FUND ACCOUNTING SERVICE AGREEMENT

Schedule C

FUND COUNSEL

Daniel O. Hirsch, Esq.
Ropes & Gray LLP
One Metro Center
700 12th Street, NW, Suite 900
Washington, DC 20008
(202) 508-4812
daniel.hirsch@ropesgray.com

C - 1